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                                                                     Exhibit 2

                        STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of September 18, 1997 (the "Effective Date"), by and between CYTEL CORPORATION (the "Company"), and G.D. SEARLE & CO. (the "Investor").

                                 RECITALS

      WHEREAS, the Company and the Investor have entered into that certain letter of intent dated September 3, 1997 (the "Letter of Intent") and, to the extent provided therein, have agreed to the transactions and matters described therein; and

      WHEREAS, pursuant to the Letter of Intent, the Investor agreed to purchase from the Company shares of the Company's Common Stock on the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                 AGREEMENT

1.   DEFINITIONS

     Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Letter of Intent.

2.   PURCHASE AND SALE OF SHARES

     2.1 PURCHASE AND SALE OF SHARES. Subject to the terms and conditions hereof, at the Closing (as defined below), the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, 2,000,000 shares of Common Stock of the Company, at a per share purchase price equal to US$2.50, for an aggregate purchase price of US$5,000,000, subject to adjustment as set forth in Section 2.2 below (such shares, together with any shares issued pursuant to the adjustment provided by Section 2.2, collectively, the "Shares").

     2.2  ADJUSTMENTS TO NUMBER OF SHARES.

          (a) If the Company fails to sell shares of Series A Convertible Preferred


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Stock of the Company, having an aggregate purchase price of not less than
US$7,000,000, to third party investors in the private placement (the "Private Placement") on substantially the terms and conditions contemplated by the Company's Confidential Private Placement Memorandum dated July 8, 1997 (the "Private Placement Memorandum") on or before December 31, 1997, then and in such event the Company shall issue to the Investor, within five
(5) business days after such date, at no additional consideration, 222,222 additional shares of Common Stock of the Company.

          (b) If the Company sells shares of Series A Convertible Preferred Stock of the Company, having an aggregate purchase price of not less than US$7,000,000, to third party investors in the Private Placement on or before December 31, 1997 at a per share purchase price of less than US$2.00, then and in such event the Company shall issue to the Investor, within five (5) business days after the date of the closing of the Private Placement, that number of additional shares of Common Stock of the Company so that the weighted average purchase price per share of the shares of Common Stock of the Company issued to the Investor pursuant to this Article 2 after giving effect to such additional issuance equals the greater of (i) US$2.25 per share, or (ii) a per share price equal to US$0.50 plus the per share purchase price at which shares of the Series A Convertible Preferred Stock of the Company are sold to third party investors in the Private Placement (but in no event to exceed $2.50 per share).

     2.3 FRACTIONAL SHARES. The number of shares of Common Stock which the Investor shall purchase pursuant to this Section 2 shall be equal to the aggregate purchase price to be paid for such shares on the applicable purchase date divided by the applicable per share price; provided, however, that the Company shall issue no fractional share, and the Investor shall pay the aggregate purchase price less an amount equal to the per share price multiplied by such fractional share.

3.   CLOSING DATE; DELIVERY.

     3.1 CLOSING. Subject to the terms of Section 6, the closing of the sale and purchase of the Shares pursuant to Section 2.1 above (the "Closing") shall be held at 10:00 a.m. (Pacific Time) on the Effective Date, at the offices of the Company, 3525 John Hopkins Court, San Diego, California, or at such time and place as the Company and the Investor may agree.

     3.2 DELIVERY. At the Closing, subject to the terms and conditions hereof, the Company shall deliver to the Investor a stock certificate, registered in the name of the Investor, representing the Shares purchased pursuant to Section 2.1 above and dated as of the Closing against payment of the purchase price therefor by wire transfer, unless other

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means of payment shall have been agreed upon by the Company and the
Investor.

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby makes the following representations and warranties to the Investor, except as set forth in the Schedule of Exceptions attached hereto as Exhibit A:

     4.1  ORGANIZATION, GOOD STANDING AND QUALIFICATION.  The
Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

     4.2 AUTHORIZATION; DUE EXECUTION. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement and, at the Closing, will have the requisite corporate power to sell the Shares. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. This Agreement has been duly authorized, executed and delivered by the Company, and, upon due execution and delivery by the Investor, this Agreement will be a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

     4.3 CAPITALIZATION. The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01, and 10,000,000 shares of Preferred Stock, par value $.01. As of September 12, 1997, there were 25,214,886 shares of Common Stock and no shares of Preferred Stock issued and outstanding. Other than (a) options to purchase 4,055,745 shares of Common Stock issued, and 751,651 shares of Common Stock available for future option grants, to certain employees, officers, directors, consultants and advisors of the Company, (b) 47,666 shares of Common Stock to be issued under the Company's Employee Stock Purchase Plan,
(c) warrants to purchase 200,000 shares of Common Stock issued to a certain investor, (d) those shares of Common Stock to be issued under the Company's Rights Agreement, and (e) as otherwise set forth in the Letter of Intent, there are no subscriptions, options, warrants, rights or agreements (contingent or otherwise), including without limitation, conversion rights, preemptive rights, rights of first refusal or other rights or agreements, providing for the issuance by the Company of Common Stock or other equity securities of the Company. The Shares to be acquired by the Investor pursuant to Section 2.1 above will constitute (i)

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approximately 7.35% of the outstanding shares of Common Stock of the Company on an undiluted basis, and (ii) approximately 6.4% of the outstanding Common Stock of the Company on a fully diluted basis, assuming exercise of all outstanding rights, warrants and options to acquire Common Stock.

     4.4 VALID ISSUANCE OF SHARES. The Shares when issued, sold and delivered in accordance with the terms hereof for the consideration set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of the Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

     4.5 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for notices required or permitted to be filed with certain state and federal securities commissions after the Closing, which notices will be filed on a timely basis.

     4.6 SEC FILINGS. The Company has timely filed all reports, registration statements and other documents required to be filed by it (the "SEC Filings") under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"). The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. None of such forms, reports and statements, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by a later filing of any such form, report or document, none of the SEC Filings currently contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 30, 1997, (i) there has been no material adverse change in the condition, financial or otherwise, of the Company and its subsidiaries considered as a whole, or in the business, operations, or prospects of the Company and its subsidiaries considered as a whole, whether or not arising in the ordinary course of business, and (ii) there has been no dividend or distribution of any kind declared, paid or

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made by the Company on any class of its capital stock.

     4.7 NO CONFLICT. The execution, delivery and performance by the Company of this Agreement do not and will not violate any provision of the Company's Certificate of Incorporation or By-laws, any provision of any order, writ, judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound, or to the Company's knowledge, any law, rule or regulation (including, without limitation, the rules and regulations of the Securities and Exchange Commission (the "SEC") or any regulatory commission of any jurisdiction) currently in effect having applicability to the Company.

     4.8  ABSENCE OF LITIGATION.  Except as disclosed in the SEC
Filings, there is no action, suit, proceeding or investigation (including any such matter related to the Company's intellectual property) pending or currently threatened against the Company or its properties before any court or governmental agency, which would, singly or in the aggregate, have a material adverse effect on the Company's business, operations or assets, taken as a whole (nor, to the best of the Company's knowledge, is there any basis therefor). There is no action, suit, proceeding or investigation which the Company currently intends to initiate.

     4.9 CONFIDENTIALITY. The Company hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without prior written consent of the Investor, the terms of this Agreement and any information identified in writing as confidential that is furnished to it by the Investor in connection with this Agreement. This obligation of confidentiality shall not apply, however, to any information
(a) in the public domain through no unauthorized act or failure to act by the Company, (b) lawfully disclosed to the Company by a third party who possessed such information without any obligation of confidentiality, (c) lawfully developed by the Company independent of any disclosure by the Company as supported by the Investor's written records, or (d) required to be disclosed pursuant to applicable law, regulation or order or requirement of a court, administrative agency or other government body (including the securities laws of any applicable jurisdiction). The Company further covenants that it shall return to the Investor all tangible materials containing such information upon request by the Investor. The Company and the Investor acknowledge and agree that the Company will be required to disclose the issuance of the Shares contemplated by this Agreement pursuant to applicable securities laws and regulations.

5.   REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

     The Investor hereby makes the following representations and warranties to the Company as of the Effective Date and the Closing:

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     5.1  AUTHORIZATION; DUE EXECUTION.  The Investor has the
requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement and, at the Closing, will have the requisite corporate power to purchase the Shares.
All corporate action on the part of the Investor, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. This Agreement has been duly authorized, executed and delivered by the Investor, and, upon due execution and delivery by the Company, this Agreement will be a valid and binding agreement of the Investor, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by equitable principles.

     5.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. This Agreement is made with the Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor confirms, that the Shares to be purchased by such Investor will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same (subject to the disposition of the Investor's property being at all times within its control). By executing this Agreement, the Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.

     5.3 DISCLOSURE OF INFORMATION. The Investor has received all the information that it has requested and that it considers necessary or appropriate for deciding whether to enter into this Agreement and to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.

     5.4 INVESTMENT EXPERIENCE. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. The Investor also represents it has not been organized solely for the purpose of acquiring the Shares.

     5.5 ACCREDITED INVESTOR. The Investor is an "accredited investor" as such term is defined in Rule 501 of the General Rules and Regulations prescribed by the SEC pursuant to the Securities Act.

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     5.6  RESTRICTED SECURITIES.  The Investor understands that (a) the
Shares have not been, registered under the Securities Act by reason of a specific exemption therefrom, that such securities must be held by it indefinitely and that the Investor must, therefore, bear the economic risk of such investment indefinitely, unless in each case a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (b) each certificate representing the Shares will be endorsed with the following legend:

     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

and (c) the Company will instruct any transfer agent not to register the transfer of the Shares (or any portion thereof) unless the conditions specified in the foregoing legends are satisfied, until such time as a transfer is made, pursuant to the terms of this Agreement, and in compliance with Rule 144 or pursuant to a registration statement or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement.

     5.7 CONFIDENTIALITY. The Investor hereby represents, warrants and covenants that it shall maintain in confidence, and shall not use or disclose without prior written consent of the Company, the terms of this Agreement and any information identified in writing as confidential that is furnished to it by the Company in connection with this Agreement. This obligation of confidentiality shall not apply, however, to any information
(a) in the public domain through no unauthorized act or failure to act by the Investor, (b) lawfully disclosed to such Investor by a third party who possessed such information without any obligation of confidentiality, (c) lawfully developed by such Investor independent of any disclosure by the Company as supported by the Investor's written records, or (d) required to be disclosed pursuant to applicable law, regulation or order or requirement of a court, administrative agency or other government body (including the securities laws of any applicable jurisdiction). The Investor further covenants that it shall return to the Company all tangible materials containing such information upon request by the Company. The Company and the Investor acknowledge and agree that the Investor will be required to disclose its investment in the Company and the terms of this Agreement pursuant to filing of a Form 13D with the SEC under the Exchange Act.

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6.   CONDITIONS OF THE INVESTOR'S OBLIGATIONS

     The obligations of the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived by the Investor (and which conditions shall be deemed to have been fulfilled or waived upon the occurrence of the Closing):

     6.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of said date.

     6.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions in this Agreement, if any, that are required to be performed or complied with by it on or before the Closing.

     6.3 DELIVERY OF SHARES. The Company shall have tendered delivery of the Shares specified in Section 2.1 at the Closing.

     6.4 LEGAL OPINION. An opinion of counsel to the Company in the form attached hereto as Exhibit B shall have been delivered to the Investor at the Closing.

     6.5 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

7.   CONDITIONS OF THE COMPANY'S OBLIGATIONS

     The obligations of the Company under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by such Investor, any of which may be waived by the Company (and which conditions shall be deemed to have been fulfilled or waived upon the occurrence of the Closing):

     7.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor contained in Section 5 hereof shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of said dates.

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     7.2  PERFORMANCE.  The Investor shall have performed and complied with all agreements, obligations and conditions in this Agreement, if any, that are required to be performed or complied with by it on or before the Closing.

     7.3 PAYMENT OF PURCHASE PRICE. The Investor shall have tendered delivery of the purchase price for the Shares specified in Section 2.1 at the Closing.

     7.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and it shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

8.   COVENANTS

     8.1  DELIVERY OF FINANCIAL STATEMENTS.  So long as the Investor
(or any transferee pursuant to Section 11.5) holds the Shares, the Company shall deliver to the Investor (or any such transferee pursuant to Section 11.5) copies of its Forms 10-K and 10-Q as filed with the SEC, and other public announcements and releases made by the Company.

     8.2 STANDSTILL AGREEMENT. The Investor hereby covenants and agrees that, prior to December 31, 2000, it will not, nor will it permit any of its affiliates (including parents, subsidiaries or other related entities) to, purchase or otherwise acquire or offer or agree to acquire, directly or indirectly, beneficial ownership of any additional equity securities of the Company (or rights or options to purchase such securities) after the Closing in an amount that would cause the Investor to own, on a fully diluted basis, more than 19% of the outstanding shares of Common Stock of the Company, without the prior written consent of the Company; provided, however, that this clause shall not apply to any securities issued with respect to the Shares pursuant to a stock split, stock dividend, recapitalization or reclassification approved by a disinterested majority of the Company's Board of Directors.

     8.3 "MARKET STAND-OFF" AGREEMENT. The Investor hereby agrees that during the period specified by the Company and an underwriter of Common Stock or other securities of the Company following the effective date of a Registration Statement of the Company filed under the Securities Act (which period shall not exceed 120 days), to the extent requested by the Company and such underwriter, it shall not, nor will it permit any of its affiliates (including parents, subsidiaries or other related entities) to, directly or indirectly sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held

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by any of them during such period; provided, however, that any such request will be made no more frequently than once every eight (8) months.

     8.4 REPORTING PERSON STATUS. For such period as the Investor or any transferee pursuant to Section 11.5 owns all or part of the Shares, the Company shall maintain its status as a reporting company under the Exchange Act and the registration of its Common Stock pursuant to Section 12 of such Act and shall timely file all forms, reports and documents required to be filed under the Exchange Act, so as to ensure satisfaction of the condition contained in Rule 144(c) under the Securities Act relating to availability of adequate current public information relating to the Company.

     8.5 USE OF PROCEEDS. The Company agrees to use the purchase price of the Shares paid pursuant to Section 2 hereof for the purpose of funding its Epimmune unit.

     8.6 LICENSE RIGHTS. Without altering or affecting the Letter of Intent or its terms and conditions, the Company and the Investor hereby agree to, accept, ratify and confirm the terms, conditions and agreements contained in Section I.A.2(b) of the Letter of Intent, which are incorporated herein by reference.

9.   RIGHT OF FIRST REFUSAL

     9.1 SUBSEQUENT OFFERINGS. The Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 9.6 hereof. The Investor's pro rata share is equal to the ratio of (a) the number of Shares purchased pursuant to Article 2, plus the number of shares of Common Stock (and the number of shares of Common Stock issued or issuable upon the conversion of any Equity Securities) previously purchased pursuant to this Article 9, held by the Investor or any transferee pursuant to Section 11.5, to (b) the total number of shares of the Company's outstanding Common Stock (including all shares of Common Stock issued or issuable upon the conversion of any Equity Securities or upon exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term "Equity Securities" shall mean
(i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option, warrant or other right to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security, or (iv) any such warrant or right.

     9.2 EXERCISE OF RIGHT OF FIRST REFUSAL. If the Company proposes to issue any

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Equity Securities, it shall give the Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. The Investor shall have forty five (45) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased; provided, however, if the Company reasonably requests in the Company's original notice that the Investor respond within thirty (30) days (due to timing considerations relating to the closing of the issuance of such Equity Securities), then the Investor shall be required to respond to such notice within thirty (30) days. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to the Investor if doing so would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale; provided, however, the Company agrees to use its reasonable best efforts to take whatever action may be necessary or appropriate to comply with applicable federal securities laws in connection with such offer or sale.

     9.3  ISSUANCE OF EQUITY SECURITIES TO OTHER PERSONS.  If the
Investor fails to exercise in full the right of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the Investor's right was not exercised, at a price and upon general terms and conditions materially no more favorable to the purchasers thereof than specified in the Company's notice to the Investor pursuant to
Section 9.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 9.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Investor in the manner provided above.

     9.4 TERMINATION OF RIGHT OF FIRST REFUSAL. The right of first refusal established by this Section 9 shall terminate on the first to occur of (a) September 17, 2002, or (b) the first date on which the Investor sells, assigns or otherwise transfers any of the Shares, excluding, however, transfers pursuant to Section 11.5.

     9.5 NO TRANSFER OF RIGHT OF FIRST REFUSAL. The right of first refusal established by this Section 9 may not be assigned or transferred, except as otherwise provided in Section 11.5.

     9.6 EXCLUDED SECURITIES. The right of first refusal established by Sections 9.1, 9.2 and 9.3 shall have no application to any of the following Equity Securities:

          (a) shares of Common Stock (and/or options, warrants or other Common Stock purchase rights issued pursuant to such options, warrants or other rights) issued or

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to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or stock option plans or other compensatory arrangements that are approved by the Board of Directors;

          (b) stock issued pursuant to any rights, agreements, options or warrants outstanding as of the date of this Agreement, and stock issued pursuant to any rights, agreements, options or warrants granted after the date of this Agreement provided that the right of first refusal established by this Section 9 did not apply to the initial sale or grant by the Company of such rights, agreements, options or warrants;

          (c) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination whereby the stockholders of the Company will own more than fifty percent (50%) of the voting power of the combined entity;

          (d) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

          (e) shares of Common Stock issued upon conversion of any Equity Securities;

          (f) any Equity Securities issued pursuant to any equipment leasing arrangement; and

          (g) shares of the Company's Common Stock or Preferred Stock issued in connection with strategic transactions involving the Company and any third party, including (i) joint ventures, manufacturing, marketing, corporate partnering or distribution arrangements, or (ii) technology transfer, research or development arrangements; provided that such strategic transactions and the issuance of shares therein, has been approved by the Company's Board of Directors.

      Notwithstanding the foregoing, during the term of the right of first refusal under this Article 9, if at any time or from time to time after the date of this Agreement the Company issues, pursuant to one or more transactions described in Sections 9.6 (a) through (g), shares of its Common Stock (whether a new issuance of Common Stock, or Common Stock issued upon the exercise of an Equity Security, option, warrant or conversion or exchange right or other similar right), and if upon such issuance the number of Shares purchased pursuant to Sections 2.1 and 2.2 hereof, plus the number of shares of Common Stock (and the number of shares of Common Stock issued or issuable upon the conversion of any Equity Securities) previously purchased pursuant to this Article 9 (collectively, the

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"Investor Share Number"), in each case then held by the Investor or any transferee pursuant to Section 11.5, is less than 95% of the Trigger Percentage (as defined below) (the date of the consummation of each issuance of Common Stock causing such occurrence being referred to herein as a "Trigger Date") as of such Trigger Date, the Investor shall have the right, effective as of the next February 28 or August 31 immediately following such Trigger Date (such date being referred to herein as a "Semi-Annual Exercise Date"), except as otherwise set forth in the first immediately following paragraph, to purchase from the Company a number of shares of Common Stock (the
"Percentage Purchase Right") such that the sum of (a) the Investor Share Number, plus (b) the number of shares to be purchased by the Investor pursuant to the Percentage Purchase Right on such Semi-Annual Exercise Date, shall equal the Trigger Percentage as of such Semi-Annual Exercise Date.
The "Trigger Percentage" shall mean, as to any date, 7.35% subject to the following adjustments: In the case (i) the Company issues Common Stock after the date of this Agreement pursuant to the exercise of any option, warrant or conversion or exchange right outstanding as of the date of this Agreement (collectively, "Later Share Issuances"), or (ii) the Investor waives, or elects not to exercise, a right to purchase Common Stock or other Equity Securities under this Article 9 (including Section 9.1 and this
Section 9.6) (an "Unexercised Investor Right"), or (iii) the Company issues any Shares to the Investor pursuant to Section 2.2, then the applicable
Trigger Percentage, as of the date of determination, shall be adjusted to a percentage which equates to the quotient of (A) the Investor Share Number as of the date of determining such Trigger Percentage, divided by (B) the sum of 27,214,886, plus (x) the aggregate number of shares of Common Stock of the Company issued pursuant to Later Shares Issuances as of the date of determining such Trigger Percentage, plus (y) the aggregate number of shares of Common Stock of the Company issued in transactions involving an Unexercised Investor Right as of the date of determining such Trigger Percentage, plus (z) the number of Shares (if any) issued pursuant to
Section 2.2.

      The Investor shall have the right to waive its Percentage Purchase Right for any Semi-Annual Exercise Date by giving express written notice of such waiver to the Company not less than thirty (30) trading days prior to such Semi-Annual Exercise Date.

      The price per share of Common Stock of the Company to be purchased by the Investor pursuant to the Percentage Purchase Right shall be the fair market value per share of the Common Stock of the Company as of the applicable Semi-Annual Exercise Date, determined by averaging the per share closing prices on the Nasdaq Stock Market of the Common Stock of the Company for the ten (10) consecutive trading days immediately prior to such Semi-Annual Exercise Date (the "Market Valuation"). To the extent that the Company has outstanding or issues Equity Securities, options, warrants or purchase or subscription rights which convert into or can be exchanged for shares of Common Stock, the parties agree that a Trigger Date shall not have occurred with respect to such securities until such time as the Common Stock underlying such Equity Securities, options, warrants, rights or other securities is issued.

      If at any time or from time to time the Company issues additional shares of Common Stock which gives rise to the occurrence of a Trigger Date, it shall give the Investor written notice within ten (10) days after the next following Semi-Annual Exercise Date, which notice shall include the number of shares of Common Stock which are subject to the Percentage Purchase Right, the Market Valuation of such shares and sufficient information in order to reasonably substantiate the Market Valuation. Upon receipt of such notice, the Investor shall have forty-five (45) days to give written notice to the Company that it wishes to exercise its Percentage Purchase Right. The purchase and sale of shares of Common Stock pursuant to exercise of the Percentage Purchase Right shall occur within fifteen (15) days after such exercise pursuant to a stock purchase agreement containing terms and conditions substantially the same as those contained in this Agreement, with appropriate modifications to reflect the terms of such purchase and sale as contemplated by this Section 9.6 and appropriate updating of information, and excluding Sections 8.2, 8.3, 8.5 and 8.6. Notwithstanding the foregoing, the Company shall not be required to offer or sell such shares of Common Stock to the Investor if doing so would cause the Company to be in violation of applicable federal securities laws by virtue of such offer and sale, provided that the Company agrees to use reasonable
                        --------
best efforts to take whatever action may be necessary or appropriate to comply with such federal securities laws.

      Unless the Investor has timely and expressly waived its Percentage Purchase Right for any Semi-Annual Exercise Date as set forth above, by giving express written notice of such waiver to the Company not less than thirty (30) trading days prior to such Semi-Annual Exercise Date, the Investor hereby agrees that during the period of thirty (30) trading days prior to such Semi-Annual Exercise Date, it shall not, and will not permit any of its affiliates (including parents, subsidiaries or other related entities) to, directly or indirectly sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of any securities of the Company held by any of them during such period.

     9.7 PRIVATE PLACEMENT. If the investors in the Private Placement are granted rights of first refusal in the Private Placement on terms and conditions which in the reasonable judgment of the Investor are more favorable to such investors, taken as a whole, than the right of first refusal granted to the Investor pursuant to this Article 9, taken as a whole, then and in such event the Investor shall have the option, exercisable by written notice to the Company, to deem the provisions of this
Article 9 to be amended in
their entirety (without further action by either party) to conform with the terms and conditions of the right of first refusal granted to the investors in the Private Placement; provided, however, in no event shall the right of first refusal permit the Investor to purchase the pro rata share of the Equity Securities of any such investor in the Private Placement or any other person if such investor or other person fails to exercise its right of first refusal in full.

     9.8 FUTURE REVISIONS. The parties acknowledge and agree that, in connection with the negotiation of the definitive agreements contemplated by the Letter of Intent, mutually acceptable and appropriate revisions to the provisions of this Article 9 will be necessary and appropriate in recognition of the increased investment by the Investor in the Company and its subsidiaries.

10.  INDEMNIFICATION

     10.1 INDEMNIFICATION OF THE INVESTOR. The Company agrees to indemnify and hold harmless the Investor and its permitted successors and assigns from and against any and all (i) liabilities, losses, costs or damages ("Loss") and (ii) reasonable attorneys' and accountants' fees and expenses, court costs and all other reasonable out-of-pocket expenses ("Expense") incurred by the Investor or its permitted successors and assigns arising from (A) any breach or failure to perform by the Company of any of its covenants or agreements contained in this Agreement; or (B) any breach of any warranty or the inaccuracy of any representation of the Company contained in this Agreement.

     10.2 NOTICE OF CLAIMS BY THE INVESTOR.  If any person
indemnified under Section 10.1 hereof believes it has suffered or incurred any Loss or incurred any Expense as to which it is entitled to indemnification under Section 10.1 hereof, such person shall so notify the Company promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, or any agreement or instrument contemplated hereby, or any certificate delivered pursuant hereto or thereto in respect of which such Loss or Expense shall have occurred; and if any action at law or suit in equity is instituted by or against a third party with respect to which any such indemnified person intends to claim any Loss or Expense under
Section 10.1, such indemnified person shall promptly notify the indemnifying party of such action or suit; provided that failure to give such notice
                              -------- ----
shall not abrogate or diminish the Company's obligations under Section 10.1 if the Company has or receives timely actual knowledge of the existence of any such claim by any other means or except to the extent such failure prejudices the Company.

     10.3 INDEMNIFICATION OF THE COMPANY. The Investor agrees to indemnify and hold harmless the Company and its permitted successors and assigns from and against any and all Loss and Expense incurred by the Company and its permitted successors and assigns arising from (i) any breach or failure to perform by the Investor of any of its covenants or agreements contained in this Agreement; or (ii) any breach of any warranty or the inaccuracy of any representation of the Investor contained in this Agreement.

     10.4 NOTICE OF CLAIMS BY THE COMPANY.  If any person indemnified under Section 10.3 believes that it has suffered or incurred any Loss or incurred any Expense as to which it is entitled to indemnification under
Section 10.3, such person shall so notify the Investor or person responsible for such indemnification promptly in writing describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement, or any agreement or instrument contemplated hereby, or any certificate delivered pursuant hereto or thereto in respect of which such Loss or Expense shall have occurred; and if any action at law or suit in equity is instituted by or against a third party with respect to which any such indemnified party intends to claim any Loss or Expense under Section 10.3, such indemnified party shall promptly notify the indemnifying party of such action or suit; provided that failure
                                                      -------- ----
to give such notice shall not abrogate or diminish the Investor's obligations under Section 10.3 if the Investor has or receives timely actual knowledge of the existence of any such claim by any other means or except to the extent such failure prejudices the Investor.

     10.5 THIRD PARTY CLAIMS.  The indemnifying party shall have the right to participate in, and, to the extent the it so desires, jointly with any other indemnitor similarly noticed, to assume the defense of any third party claim, demand, action or other proceeding with counsel selected by the indemnifying party; provided, however, that the indemnified party shall have
                    --------  -------
the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of the indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between the indemnified party and any other party represented by such counsel in such proceedings. So long as the indemnifying party has received notice of any third party claim, demand, action or proceeding for which any indemnified party intends to claim any Loss or Expense, and within a reasonable period thereafter the indemnifying party has assumed the defense thereof, the indemnity obligations under this
Article 10 shall not apply to amounts paid in settlement of such third party claim, demand, action or proceeding if such settlement is effected without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. The indemnifying party may not settle or otherwise consent to an adverse judgment in any such third party claim, demand, action or proceeding action that diminishes the rights or interests of the indemnified party without the prior express written consent of the indemnified party. The indemnified party, its employees and agents, shall cooperate reasonably with the indemnifying party and its legal representatives in the investigation of any third party claim, demand, action or proceeding covered by this Article 10.

11.  MISCELLANEOUS

     11.1 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     11.2 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of California, as applied to contracts executed and performed entirely within the State of California, without regard to conflicts of laws rules.

     11.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.4 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

     11.5 ASSIGNMENT. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred, by either party without the written consent of the other party; provided, however, that either the Company or the Investor may, without such consent, assign this Agreement and its rights and obligations hereunder (a) in connection with the transfer or sale of all or substantially all of its business, if such assets include substantially all of the assets relating to its performance of its respective obligations hereunder or (b) in the event of its merger or consolidation with another company at any time during the term of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any other permitted assignee shall also assume all obligations of its assignor under this Agreement.

     11.6 NOTICES. Any notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid, addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

The Company:                    Cytel Corporation
                                3525 John Hopkins Court
                                San Diego, California  92121
                                Attention:  President
                                Tel:  (619) 552-3000
                                Fax:  (619) 552-8801

The Investor:                   G.D. Searle & Co.
                                P.O. Box 5110
                                Chicago, Illinois 60680-5110
                                Attention: Vice President, Business Development
                                Tel:  (847) 982-7000
                                Fax:  (847) 470-1480

with a copy to:                 G.D. Searle & Co.
                                P.O. Box 5110
                                Chicago, Illinois 60680-5110
                                Attention: General Counsel
                                Tel:  (847) 982-7000
                                Fax:  (847) 967-2045

     11.7 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     11.8 EXPENSES. Irrespective of whether the Closing is effected, each party shall bear its own costs with respect to the negotiation, execution, delivery and performance of this Agreement.

     11.9 AMENDMENTS AND WAIVERS. Except as specified in this Section 11.9, any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Investor.

     11.10 SEVERABILITY. If one or more provisions of this Agreement is held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     11.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof.

     11.12 FURTHER ASSURANCES. Each party hereto agrees to do such further actions and things, and to execute and deliver such additional agreements and instruments, as either party may reasonably request of the other to effectuate the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       CYTEL CORPORATION


                                       By:  /s/ Deborah Schueren
                                            ------------------------------------

                                       Title:  V.P. and Chief Financial Officer
                                               ---------------------------------


                                       G.D. SEARLE & CO.


                                       By:  /s/ Philip Needleman
                                            ------------------------------------

                                       Title:  President
                                               ---------------------------------